[COVAD LOGO]

VERSION 9 - 7.26.04

MEDIA CONTACTS                              INVESTOR RELATIONS
Kathleen Greene                             Susan Crawford
408-952-7434                                408-434-2130
kgreene@covad.com                           investorrelations@covad.com

                      COVAD COMMUNICATIONS GROUP ANNOUNCES
                           SECOND QUARTER 2004 RESULTS

               Reaches Cash-Flow Positive, Revenue Increases 16%,
                    VoIP Services Network Ready in 56 Cities

SAN JOSE, CALIF. (JULY 27, 2004) - Covad Communications Group, Inc. (OTCBB:
COVD), a leading national provider of integrated voice and data communications, today reported revenue for the second quarter of 2004 of $107.3 million, a 16 percent increase over the $92.4 million reported in the second quarter of 2003, and a decrease of $1.2 million from the first quarter of 2004.

The company reported net loss for the second quarter of 2004 of $7.4 million, or $0.03 per share, as compared to a net loss of $27.3 million, or $0.12 per share in the second quarter of 2003, and a net loss of $13.5 million, or $0.06 per share for the first quarter of 2004. Loss from operations for the second quarter of 2004 was $6.7 million, compared to $26.2 million in the second quarter of 2003 and $12.9 million for the first quarter of 2004.

Cash, cash equivalent and short-term investment balances, including restricted cash and investments, increased by $2.7 million to $172.3 million in the second quarter of 2004 compared to $169.6 million in the first quarter of 2004. Second quarter cash flow included approximately $10.4 million of capital expenditures.

"We are pleased to achieve cash-flow positive this quarter as it demonstrates our disciplined approach to grow the company profitably," said Charles Hoffman, president and chief executive officer of Covad. "Critical to our continued growth is our ability to leverage our nationwide facilities-based broadband network. We are incorporating our Voice-over-Internet Protocol (VoIP) services into our network and have now launched in 56 cities.

"We plan to aggressively roll-out Voice over IP to 100 markets nationwide by the end of the year," Hoffman added. "This will give Covad the opportunity to strategically grow its revenue."

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 were $12.5 million as compared to a loss of $8.4 million in the second quarter of 2003 and a profit of $6.3 million in the first quarter of 2004. Refer to the Selected Financial Data, including note 2, for a reconciliation of this non-GAAP financial performance measure to the GAAP measure and other information.

The company's wholesale subscribers contributed $78.5 million of revenue, or 73 percent, while direct subscribers contributed $28.8 million of revenue, or 27 percent. On June 30, 2004, Covad had approximately 440,800 wholesale and 73,600 direct lines in service, as compared to 394,900 wholesale and 58,600 direct lines in service reported in the second quarter of 2003 and 444,600 wholesale and 71,200 direct lines in service on March 31, 2004.

For the second quarter of 2004, broadband and VoIP subscription billings increased 15 percent to $87.5 million from $76.1 million reported in the second quarter of 2003, and decreased slightly from $89.6 million reported in the first quarter of 2004. Management uses broadband and VoIP subscription billings to evaluate the performance of its business and believes broadband subscription billings are a useful measure for investors as they represent a key indicator of the performance of the company's core business. Refer to the Selected Financial Data, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the GAAP measure.

For the second quarter of 2004, gross margin was $44.6 million or 42 percent of revenue, as compared to 26 percent of revenue in the year-ago quarter, and 37 percent of revenue for the first quarter of 2004. Sales, marketing, general and administrative (SG&A) expenses were $31.9 million for the second quarter of 2004, as compared to $31.6 million in the year-ago quarter and $33.3 million for the first quarter of 2004.

Mark Richman, chief financial officer of Covad, said: "We are pleased with the financial results we have achieved to date, especially reaching cash-flow positive. Our balance sheet provides us with the flexibility to invest in growth opportunities going forward in the voice and data market."

OPERATING STATISTICS

- Digital subscriber lines increased 13 percent year-over-year, from 453,500 in the second quarter of 2003 to 514,400 in the second quarter of 2004, and decreased by 1,400 from the first quarter of 2004. Line count continues to be impacted by pricing pressures in the consumer broadband market.

- At the end of the second quarter, Covad had approximately 292,200 consumer and 222,200 business lines in service, representing approximately 56 percent and 44 percent of total lines respectively.

- Weighted Average Revenue per User (ARPU) was approximately $57 during the second quarter of 2004, a decrease from $58 in the first quarter of 2004. The decrease in ARPU is due to the pricing pressures in the consumer broadband market.

- Net customer disconnections, or churn, averaged approximately 3.6 percent in the second quarter of 2004, a decrease from 4.1 percent in the first quarter of 2004. Much of the churn decrease is due to the lower number of consumer installs over the past two quarters.

BUSINESS OUTLOOK

Covad currently expects revenue for the third quarter of 2004 to be in the range of $104-108 million with flat subscriber line count growth. Broadband and VoIP subscription billings for the third quarter of 2004 are expected to be in the range of $86.5-90.5 million. With the aggressive nation-wide rollout of VoIP services primarily requiring investments in sales and marketing activities, for the third quarter of 2004, Covad expects its net loss to be in the range of $21-25 million, and generate an EBITDA loss in the range of $2-5 million. Net change in cash, cash equivalents and short-term investments, including restricted cash and investments, in the third quarter of 2004 is expected to be in the range of negative $10-15 million.

RECENT BUSINESS HIGHLIGHTS

      - Completed the close of the acquisition of GoBeam, Inc., a privately owned provider of Voice over Internet Protocol (VoIP) solutions to small- and medium-sized businesses.

      - Covad is partnering with Netopia, Inc., a market leader in broadband equipment and software, to provide a turn-key, all-in-one wireless fidelity (Wi-Fi) and DSL network solution that enables customers to access Covad broadband wirelessly from nearly any location within a home or small business.

      - Entered into a one-year agreement that will enable MetTel, an integrated communications provider, to bundle Covad's Digital Subscriber Line (DSL) broadband services with its local and long distance service packages. Met Tel currently serves customers in 11 states and plans to expand its coverage area to 30 states by the end of the first quarter 2005.

      - Announced that Speakeasy will be its first broadband partner to offer Covad's new dedicated-loop asymmetric digital subscriber line
            (ADSL) services to consumers and very small businesses on a nationwide basis.

      - Announced a strategic relationship with WilTel Communications to provide its enterprise customers with more broadband access choices in the country's top Metropolitan Statistical Areas (MSAs).

      - Announced that it is supporting the launch of the new EarthLink High Speed 3.0 service, which is up to 70 times faster than a standard dial-up connection based on the average speed between a 28.8k and 56k.

CONFERENCE CALL INFORMATION

Covad will conduct a conference call to discuss these financial results on Tuesday, July 27, 2004 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time
(PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing (617) 801-9712, pass code 30389302 and are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on August 3, 2004 by dialing (617) 801-6888, pass code 59600200. The Webcast will be available through our Website until July 26, 2005.

ABOUT COVAD

Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, voice over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through its network and through Internet Service Providers, value-added resellers, telecommunications carriers, and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all United States homes and businesses. Its corporate headquarters are located at 110 Rio Robles San Jose, CA 95134. Telephone:
1-888-GO-COVAD. Web Site: www.covad.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The foregoing contains "forward-looking statements" regarding expected financial and operating results, as well as other matters, which are based on management's current information and beliefs as well as on a number of assumptions concerning future events made by management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad's control that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad's 10-K,

10-K/A, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                              AS OF         AS OF
                                                                          JUN 30, 2004   MAR 31, 2004
SELECTED BALANCE SHEET DATA                                               ------------   ------------
Cash, cash equivalents, and short term investments                          $ 169,392     $ 166,647
Restricted cash and investments                                                 2,942         2,942
Accounts receivable, net                                                       29,956        31,418
All other current assets                                                       15,240        15,917
Property, equipment, collocation fees, and other intangible assets, net       166,610       130,253
Deferred costs of service activation                                           30,406        30,969
Deferred debt issuance costs                                                    4,673         4,836
All other long-term assets                                                      6,232         6,835
                                                                            ---------     ---------
  Total assets                                                              $ 425,451     $ 389,817
                                                                            =========     =========

Total current liabilities                                                   $ 114,943     $ 115,897
Long-term debt                                                                125,000       125,000
Collateralized customer deposit                                                48,476        50,426
Deferred gain from deconsolidation of subsidiary                               53,963        53,963
Unearned revenues                                                              53,305        54,633
Other long-term liabilities                                                     2,397             0
Total stockholders' equity (deficit)                                           27,367       (10,102)
                                                                            ---------     ---------
  Total liabilities and stockholders' equity (deficit)                      $ 425,451     $ 389,817
                                                                            =========     =========

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                               -----------------------------------------  --------------------------
                                                               JUN 30, 2004  MAR 31, 2004   JUN 30, 2003  JUN 30, 2004  JUN 30, 2003
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS DATA           ------------  ------------   ------------  ------------  ------------
   Revenues, net                                                 $ 107,326     $ 108,477     $  92,445     $ 215,803     $ 183,305
   Operating expenses:
      Cost of sales (exclusive of depreciation and
        amortization)                                               62,748        68,294        68,632       131,042       137,509
      Sales, marketing, general and administrative                  31,878        33,302        31,627        65,180        68,720
      Depreciation and amortization of property and equipment       14,162        14,495        13,752        28,657        28,345
      Amortization of collocation fees and other intangible
        assets                                                       5,042         4,751         4,024         9,793         8,020
      Provision for restructuring expenses                             223           547           604           770         1,235
                                                                 ---------     ---------     ---------     ---------     ---------
                                                                   114,053       121,389       118,639       235,442       243,829
                                                                 ---------     ---------     ---------     ---------     ---------

   Loss from operations                                             (6,727)      (12,912)      (26,194)      (19,639)      (60,524)

   Other income (expense), net                                        (679)         (619)       (1,093)       (1,298)       (1,485)
                                                                 ---------     ---------     ---------     ---------     ---------
   Net loss                                                      $  (7,406)    $ (13,531)    $ (27,287)    $ (20,937)    $ (62,009)
                                                                 =========     =========     =========     =========     =========

      Basic and diluted net loss per share                       $   (0.03)    $   (0.06)    $   (0.12)    $   (0.09)    $   (0.28)
                                                                 =========     =========     =========     =========     =========
   Weighted average number of common shares used in
     computing basic and diluted net loss per share                242,359       233,257       223,724       237,593       223,585
                                                                 =========     =========     =========     =========     =========
Gross Margin (Note 1)                                            $  44,578     $  40,183     $  23,813     $  84,761     $  45,796
   % of revenue                                                       41.5%         37.0%         25.8%         39.3%         25.0%

EBITDA CALCULATION (NOTE 2)                                                THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                               -----------------------------------------  --------------------------
                                                               JUN 30, 2004  MAR 31, 2004   JUN 30, 2003  JUN 30, 2004  JUN 30, 2003
                                                               ------------  ------------   ------------  ------------  ------------
   Net Loss                                                      $  (7,406)    $ (13,531)    $ (27,287)    $ (20,937)    $ (62,009)
   Plus: Other (income) expense, net                                   679           619         1,093         1,298         1,485
         Depreciation and amortization of property
           and equipment                                            14,162        14,495        13,752        28,657        28,345
         Amortization of collocation fees and other
           intangible assests                                        5,042         4,751         4,024         4,793         8,020
                                                                 ---------     ---------     ---------     ---------     ---------
   EBITDA (Note 2)                                               $  12,477     $   6,334     $  (8,418)    $  18,811     $ (24,159)
                                                                 =========     =========     =========     =========     =========

                        COVAD COMMUNICATIONS GROUP, INC.
                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT KEY OPERATING DATA)

                                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           ----------------------------------------  ---------------------------
                                                           JUN 30, 2004  MAR 31, 2004  JUN 30, 2003  JUN 30, 2004   JUN 30, 2003
CONSOLIDATED REVENUE DATA                                  ------------  ------------  ------------  ------------   ------------
  Broadband subscription billings (Note 3)                  $  87,032      $  89,599     $  76,101    $ 176,631      $ 147,049
  VoIP subscription billings (Note 3)                             501              -             -          501              -
  High-capacity circuit billings                                5,792          5,252         5,036       11,044         10,833
  Dial-up billings                                              1,130          1,058         1,528        2,188          3,261
                                                            ---------      ---------     ---------    ---------      ---------
     Total Billings, net                                    $  94,455      $  95,909     $  82,665    $ 190,364      $ 161,143
  Financially distressed partners (Note 4)                       (146)          (240)           88         (386)          (153)
  Customer rebates and incentives not subject to deferral
    (Note 5)                                                     (302)          (422)       (4,755)        (724)        (8,022)
  Other revenues, net (Note 6)                                 13,319         13,230        14,447       26,549         30,337
                                                            ---------      ---------     ---------    ---------      ---------
       Revenues, net                                        $ 107,326      $ 108,477     $  92,445    $ 215,803      $ 183,305
                                                            =========      =========     =========    =========      =========

                                                                       THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           ----------------------------------------  ---------------------------
                                                           JUN 30, 2004  MAR 31, 2004  JUN 30, 2003  JUN 30, 2004   JUN 30, 2003
CONSOLIDATED NETWORK & PRODUCT COSTS DATA                  ------------  ------------  ------------  ------------   ------------
  Direct Cost of Total Billings, net (Note 8)               $  15,967      $  17,676     $  17,072    $  33,643      $  34,404
  Other Network and Product Costs (Note 9)                     46,781         50,618        51,560       97,399        103,105
    Cost of Sales (exclusive of depreciation and
                                                            ---------      ---------     ---------    ---------      ---------
    amortization)                                           $  62,748      $  68,294     $  68,632    $ 131,042      $ 137,509
                                                            =========      =========     =========    =========      =========

                                                                             AS OF
                                                           ----------------------------------------
                                                           JUN 30, 2004  MAR 31, 2004  JUN 30, 2003
KEY OPERATING DATA                                         ------------  ------------  ------------
  END OF PERIOD LINES (EOP)
    COMPANY
      Business                                                222,178        221,361       189,379
      Consumer                                                292,167        294,421       264,080
                                                            ---------      ---------     ---------
           TOTAL COMPANY                                      514,345        515,782       453,459
    WHOLESALE
      Business                                                165,009        163,869       148,466
      Consumer                                                275,785        280,703       246,389
                                                            ---------      ---------     ---------
           TOTAL WHOLESALE                                    440,794        444,572       394,855
    DIRECT
      Business                                                 57,169         57,492        40,913
      Consumer                                                 16,382         13,718        17,691
                                                            ---------      ---------     ---------
           TOTAL DIRECT                                        73,551         71,210        58,604


    VOIP
      Customers                                                   311
      Stations                                                 15,833

  AVERAGE REVENUE PER USER (ARPU)
    COMPANY
      Business                                              $      93      $      96     $      90
      Consumer                                              $      29      $      30     $      35
                                                            ---------      ---------     ---------
           TOTAL COMPANY                                    $      57      $      58     $      59
    WHOLESALE
      Business                                              $      76      $      77     $      79
      Consumer                                              $      28      $      29     $      34
                                                            ---------      ---------     ---------
           TOTAL WHOLESALE                                  $      46      $      47     $      51
    DIRECT
      Business                                              $     140      $     147     $     134
      Consumer                                              $      46      $      51     $      48
                                                            ---------      ---------     ---------
           TOTAL DIRECT                                     $     122      $     128     $     106

    VOIP
      Customers                                             $   2,059
      Stations                                              $      42

                        COVAD COMMUNICATIONS GROUP, INC.
                             SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

THREE MONTHS ENDING SEPTEMBER 30, 2004 - BUSINESS OUTLOOK

                                                                        THREE MONTHS ENDING
                                                                            SEP 30, 2004
                                                                   -----------------------------
                                                                    PROJECTED RANGE OF RESULTS
EBITDA CALCULATION (NOTE 2)                                        -----------------------------
  Net Loss                                                           $  (25,000) to $  (21,000)
  Plus: Other (income) expense, net                                         500  to        500
        Depreciation and amortization of property and equipment          15,000  to     14,000
        Amortization of collocation fees and other intangible
        assets                                                            4,500  to      4,500
                                                                     ----------     ----------
     EBITDA (Note 2)                                                 $   (5,000) to $   (2,000)
                                                                     ==========     ==========

                                                                        THREE MONTHS ENDING
                                                                            SEP 30, 2004
                                                                   -----------------------------
                                                                    PROJECTED RANGE OF RESULTS
CONSOLIDATED REVENUE DATA                                          -----------------------------
  Broadband subscription billings (Note 3)                         $   85,000  to  $   88,000
  VoIP subscription billings (Note 3)                                   1,500  to       2,500
  High-capacity circuit billings                                        4,500  to       5,500
  Dial-up billings                                                        500  to         800
                                                                   ----------      ----------
     Total Billings, net                                           $   91,500  to  $   96,800
  Financially distressed partners (Note 4):                              (100) to        (500)
  Customer rebates and incentives not subject to deferral (Note 5)       (500) to      (1,500)
  Other revenues, net (Note 6)                                         13,100  to      13,200
                                                                   ----------      ----------
           Revenues, net                                           $  104,000  to  $  108,000
                                                                   ==========      ==========

NOTES TO UNAUDITED SELECTED FINANCIAL DATA

1. Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2. Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net, is a useful measure because it provides additional information about the company's ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses EBITDA to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3. Broadband and VoIP subscription billings is defined as customer bills issued within the period for services provided during such period. Broadband and VoIP subscription billings exclude charges for Federal Universal Service Fund ("FUSF") assessments, dial-up services, and high-capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the company's core business. Management uses broadband subscription billings to evaluate the performance of its business segments.

4. When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as "financially distressed" for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5. Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6. Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101) and FUSF billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7. In accordance with SAB 101, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.

8. Direct costs of total billings, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband services to our customers. Direct costs of total billings, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9. Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.

                                       ###